CAPITAL ASSURANCE AND LIQUIDITY MAINTENANCE AGREEMENT

This Capital Assurance and Liquidity Maintenance Agreement (“Agreement”) is entered into by and between World Financial Network National Bank (the “Bank”), Columbus, Ohio, and Alliance Data Systems Corporation (“ADSC”), Dallas, Texas, a Delaware corporation and the parent company that wholly-owns the Bank.

WHEREAS, on or about August 14, 2009, the Bank and ADSC entered into a revised operating agreement with the OCC (the “Operating Agreement”) that sets forth measures that the Bank and ADSC would take to ensure that the Bank, and each company that from time to time is an operating subsidiary of the Bank, would operate in a safe and sound manner and in accordance with all applicable laws, rules, regulations, including the entry into a legally enforceable revised capital assurance and liquidity maintenance agreement between the Bank and ADSC;

WHEREAS, the Bank and ADSC hereby enter into this Agreement setting forth the Bank’s continuing obligation to seek and ADSC’s continuing obligation to provide the Bank necessary capital and liquidity support, in order to ensure that the Bank continues to operate safely and soundly and in accordance with all applicable laws, rules and regulations, and in accordance with the terms of the Operating Agreement;

NOW THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by both parties, the Bank and ASDC hereby enter into this Agreement setting forth ASDC’s continuing obligations to provide to the Bank necessary capital and liquidity support, in order to ensure that the Bank continues to operate safely and soundly and in accordance with all applicable laws, rules and regulations, and in accordance with the terms of the Operating Agreement, and hereby agree as follows:

1. CAPITAL ASSURANCES

A. The Bank’s Minimum Capital Requirement. The parties acknowledge that the Bank is obligated to maintain sufficient capital such that the Bank’s capital meets or exceeds the levels required by the Operating Agreement or any modifications thereof (the “Minimum Capital Requirement”).

B. Bank’s Obligation to Notify ASDC of Deficiency and Seek ADSC’s Assistance. The Bank agrees that if it becomes necessary for it to secure capital infusions so as to remain in compliance with the Minimum Capital Requirement the Bank shall promptly notify and request ADSC to make such capital infusions. Any Bank request to ADSC for such capital infusions shall be in writing, and the Bank shall provide the OCC with a copy of such written demand within one (1) business day after delivery to ADSC.

C. Capital Infusions from ADSC. ADSC hereby agrees to make such capital infusions as may be requested by Bank from time to time to ensure the Bank remains in compliance with its Minimum Capital Requirement. If at any time, the Bank’s capital level falls below the Minimum Capital Requirement (“Capital Deficiency”), ASDC agrees it will, at the request of the Bank, contribute sufficient additional capital in a form acceptable to the Bank, subject to the OCC’s right to raise a supervisory objection, so as to bring the Bank into compliance with the Minimum Capital Requirement. Such capital contribution will be: (i) made not later than five (5) business days after receiving notification of the Capital Deficiency and request from the Bank or the OCC; (ii) in the form of cash, or if appropriate, other acceptable assets; and (iii) accounted for pursuant to Generally Accepted Accounting Principles (“GAAP”).

D. Higher Minimum Capital Requirement. If the OCC subsequently deems it necessary, pursuant to the regulatory authority of 12 C.F.R. Part 3, to require that the Bank achieve and thereafter maintain a higher Minimum Capital Requirement, ADSC agrees it will contribute sufficient additional capital in a form acceptable to the OCC, so that the Bank achieves and thereafter maintains compliance with the Higher Minimum Capital Requirement. Such capital contribution will be: (i) made not later than ten (10) business days after receiving notification of the higher Minimum Capital Requirement from the Bank or the OCC; (ii) in the form of cash, or if appropriate, other acceptable assets; and (iii) accounted for pursuant to Generally Accepted Accounting Principles (“GAAP”).

2. LIQUIDITY MAINTENANCE

A. The Bank’s Minimum Liquidity Requirement. The parties acknowledge that the Bank is required to maintain sufficient liquidity such that the Bank’s liquidity meets or exceeds the levels required by the Operating Agreement and any modifications thereto (the “Minimum Liquidity Requirement”). At all times, the Bank and ADSC will maintain sufficient liquidity in the Bank such that the Bank’s liquidity meets or exceeds the Minimum Liquidity Requirement. The Minimum Liquidity Requirement includes, but is not limited to, the following:

(i)	maintenance of the minimum level of liquidity to meet the Bank’s ongoing liquidity needs under Article IV of the Operating Agreement;

(ii)	maintenance of assets in the Liquidity Reserve Deposit Account under Article IX of the Operating Agreement, of the types and in the amounts required under the Operating Agreement; and

(iii)	maintenance of marketable assets to cover 100% of the Bank’s deposits that will mature in the ensuing six (6) months as required under Article XVII of the Operating Agreement.

B. Bank’s Obligation to Notify ADSC of Deficiency and Seek ADSC’s Assistance. The Bank agrees that if it becomes necessary for it to secure financial support so as to meet its Minimum Liquidity Requirement, the Bank shall promptly notify and request ASDC to provide such financial support. Any Bank request to ADSC for such financial support shall be in writing, and the Bank shall provide the OCC with a copy of such written demand within one (1) business day after delivery to ADSC.

C. Financial Support from ADSC. ADSC hereby agrees to provide such financial support as may be requested by the Bank from time to time to ensure the Bank remains in compliance with its Minimum Liquidity Requirement. If at any time the Bank is not in compliance with the Minimum Liquidity Requirement, (“Liquidity Deficiency”), ADSC agrees within three (3) business days of receiving notification from the Bank or the OCC regarding such Liquidity Deficiency, or sooner if circumstances warrant, ADSC will provide the Bank with adequate financial support, in such amount, form and duration as may be necessary for the Bank to meet its on-going Minimum Liquidity Requirement.

D. Provision of Line of Credit. ASDC acknowledges that it has agreed to provide the Bank a line of credit in an amount not less than One Hundred Million Dollars ($100,000,000), as required by Article VII of the Operating Agreement, and agrees that it will maintain such line of credit at all times and allow the Bank to draw on it.

3. COLLATERAL REQUIREMENTS. As a means to guarantee that ADSC will comply with its obligations to provide capital and liquidity support to the Bank as required under this Agreement, ADSC agrees to provide the Bank with such collateral or other security hereafter (i) that the Bank deems appropriate upon the request of the Bank or (ii) to address a supervisory objection or concerns raised by the OCC. The collateral or other security shall be in a form acceptable to the Bank and the OCC, and the documents necessary to effect the pledge of collateral or implementation of other security shall be on terms and conditions acceptable to the Bank and the OCC.

4. GENERAL PROVISIONS

A. Effective Date. This Agreement shall become effective immediately upon its execution by the parties (“Effective Date”).

B. Term and Termination of Agreement. The term of this Agreement shall commence on the Effective Date and will continue unless terminated in writing by mutual agreement of the Bank and ADSC; provided that the Bank reserves the right to seek the OCC’s written non-objection prior to the termination of this Agreement; and further provided that this Agreement shall terminate if ADSC or any affiliate of ADSC no longer owns or controls the Bank for purposes of 12 C.F.R. § 5.50 and ADSC ceases to be an IAP of the Bank pursuant to 12 U.S.C. § 1813(u).

C. Modification or Amendment of Agreement. This Agreement may be modified or amended only by the mutual written consent of both parties. The Bank reserves the right to seek the OCC’s written non-objection prior to modifying or amending this Agreement.

D. Assignability of Agreement. This Agreement shall not be assigned or transferred, in whole or in part.

E. Successors in Interest. This Agreement shall remain in full force and effect against any successors in interest to the Bank or ADSC, including any conservator or receiver appointed for or on behalf of the Bank.

F. Conservatorship or Receivership of Bank. In the event of the appointment of a conservator or receiver for the Bank, the obligations of ADSC hereunder with respect to the Agreement shall survive said appointment.

G. No Waiver. No failure to exercise, and no delay in the exercise of, any right or remedy on the part of any of the parties hereto shall operate as a waiver or termination thereof, nor shall any exercise or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or any other right or remedy.

H. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter at issue, and supersedes all prior written or oral communications, representations, understanding and agreements relating to the subject matter of this Agreement.

I. Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, unenforceable, or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect will be given to the intent manifested by the portion held invalid or inoperative. The parties shall endeavor in good faith to replace the invalid, illegal, unenforceable or inoperative provision(s) with valid provision(s) the economic effect of which comes as close as possible to that of the invalid, illegal, unenforceable or inoperative provisions.

J. Notices. All notices or other communication required hereunder shall be in writing and shall be made by electronic mail or facsimile transmission, with a copy sent by overnight mail, to the following persons, addressed as follows:

If to the Bank:

Board of Directors
World Financial Network National Bank
3100 Easton Square Place
Columbus, Ohio 43219
Attn: Hugh M. Hayden, General Counsel
(614) 944-3019 (fax)
Hugh.Hayden@alliancedata.com

If to ADSC:

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252
Attn: Alan M. Utay, Executive Vice President, General Counsel and Secretary
(972) 348-5150 (fax)
Alan.Utay@alliancedata.com

If to the OCC:

Supervisory Team Leader
Credit Card Bank Supervision
Office of the Comptroller of the Currency
7101 College Boulevard, Suite 1600
Overland Park, Kansas 66210

With an electronic or facsimile copy to:

EIC — World Financial Network National Bank
Office of the Comptroller of the Currency
7101 College Boulevard, Suite 1600
Overland Park, Kansas 66210

Such notice or communication shall be deemed to have been given or made as of the date the notice or communication was transmitted.

K. Governing Law. To the extent that Federal law does not control, this Agreement shall be governed, construed and controlled by the laws of Texas.

L. Attorney’s Fees. The prevailing party in any action between the parties arising from or relating to this Agreement shall be entitled to recover from the other party all reasonable attorneys’ fees and other costs incurred in such action or proceeding.

M. Board Resolutions. The Bank’ Board of Directors has approved a resolution authorizing its entry into this Agreement (the “Bank’s Resolution”) and ADSC’s Board of Directors has approved a resolution authorizing ADSC’s entry into this Agreement (“ADSC’s Resolution”). Certified copies of the Bank’s Resolution and the ADSC’s Resolution are attached hereto as Exhibit A and incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement.

	ADSC		Bank
By:	/s/ Alan M. Utay	By:	/s/ Daniel T. Groomes

Name: Title:	Alan M. Utay Executive Vice President Corporate Administrative Officer, General Counsel and Secretary	Name: Title:	Daniel T. Groomes President
Date:	8/10/2009	Date:	8/6/2009